DENNY'S CORPORATION REPORTS RESULTS FOR SECOND QUARTER 2012
- Adjusted Income Before Taxes* Grows 35% -
- Quarterly System-wide Same Store Sales Increases 0.8% and 2.8% Over Two Years -

SPARTANBURG, S.C., July 31, 2012 - Denny's Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest full-service restaurant chains, today reported results for its second quarter ended June 27, 2012.

Second Quarter Summary

•	System-wide same-store sales grew 0.8%, which marks the fifth consecutive quarter that system-wide same-store sales have been positive, achieving two-year same-store sales of positive 2.8%.

•	Opened nine franchised units, including two international units in the Dominican Republic and Canada.

•	Signed largest international development agreement to date for 50 units in southern China.

•	Franchise operating margin increased 0.8 percentage points to 66.0% compared with the prior year.

•	Company restaurant operating margin increased 1.5 percentage points to 14.8% compared with the prior year.

•	Adjusted EBITDA* margin increased 1.7 percentage points to 17.0% compared with the prior year.

•	Net income of $4.6 million, or $0.05 per diluted share, was impacted by a charge to other nonoperating expense of $7.9 million as a result of the refinancing of our credit facility in April 2012.

•	Adjusted Income Before Taxes* grew 34.6% to $12.9 million compared with the prior year.

•	Free Cash Flow* increased 14.5% to $15.0 million compared with the prior year.

•	Reduced outstanding term loan debt by $7 million to $183 million bringing Total Debt to Adjusted EBITDA Ratio below 2.5x.

•	Repurchased 1.4 million shares in the second quarter bringing total shares repurchased since November 2010 to 8.1 million.

John Miller, President and Chief Executive Officer, stated, “During the second quarter, we achieved our fifth consecutive quarter of positive system-wide same-store sales along with the highest quarterly two-year same-store sales we have generated in almost five years. Despite the persistently challenging economic environment, we continue to deliver solid financial results and make progress in our efforts to differentiate Denny's in the market place. By executing on our strategies to further reinforce our position as America's Diner and globally as your local diner, we will build on our efforts to increase shareholder value. As Denny's approaches its 60th anniversary and 1,700th location, we believe that Denny's will become one of the largest American full service brands in the world. Our recent partnership to open units in southern China is the first significant step toward that goal.”

Second Quarter Results

For the second quarter of 2012, franchise and license revenue increased 5.2% to $33.5 million compared with $31.8 million in the prior year quarter. The $1.7 million increase in franchise revenue was primarily driven by a $0.9 million increase in royalties due to 51 additional equivalent franchise restaurants and the effects of higher same-store sales in addition to higher occupancy revenue. Company restaurant sales of $91.2 million decreased $12.8 million due to 36 fewer equivalent company restaurants compared with the prior year quarter. Denny's total operating revenue, including both company restaurant sales and franchise revenue, was $124.7 million compared with $135.9 million in the prior year quarter.

Denny's opened nine new franchised units in the second quarter of this year, including two international units in the Dominican Republic and Canada. During the quarter, Denny's closed five franchised and company restaurants and franchisees purchased 17 company-owned restaurants.

Total operating margin increased $1.0 million, or 2.9%, to $35.6 million. Franchise operating margin increased $1.4 million to $22.1 million primarily due to the increases in franchise royalties and occupancy margin. Company restaurant operating margin decreased $0.4 million primarily due to the impact of selling company-owned units to franchisees.

As a percentage of total operating revenue, total operating margin increased 3.0 percentage points to 28.5%. Franchise operating margin, as a percentage of franchise and license revenue, was 66.0%, an increase of 0.8 percentage points compared with the prior year quarter. Company restaurant operating margin (as a percentage of company restaurant sales) was 14.8%, an increase of 1.5 percentage points compared with the prior year quarter. The increase in company restaurant operating margin was primarily driven by lower other operating costs and lower payroll and benefit costs compared to the prior year quarter.

Total general and administrative expenses increased $0.7 million compared with the prior year quarter primarily due to higher performance-based compensation accruals.

Depreciation and amortization expense decreased by $1.4 million compared with the prior year quarter, primarily as a result of the sale of restaurants over the past two years. Net operating gains, losses and other charges, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $3.6 million in the quarter. The increase was primarily the result of the sale of more company-owned units to franchisees.

Interest expense decreased $1.9 million to $3.0 million as a result of a $39.2 million reduction in total gross debt over the last 12 months and lower interest rates under the refinanced credit facility.

In the second quarter, the provision for income taxes increased $2.8 million, primarily due to a higher effective tax rate of 41.1% compared to 4.8% effective tax rate in the prior year quarter. The change in the effective tax rate compared to the prior year resulted from the release of a substantial portion of the valuation allowance on certain deferred tax assets based on our improved historical and projected pre-tax income. Due to the use of net operating loss and tax credit carryforwards, the Company only paid $1.2 million in cash taxes in the second quarter.

Denny's net income was $4.6 million for the second quarter 2012, or $0.05 per diluted share, compared with prior year period net income of $8.1 million, or $0.08 per diluted share. Net income was impacted by the refinancing of our credit facility which resulted in a charge to other nonoperating expense of $7.9 million for the unamortized portion of deferred financing costs and original issue discount related to the prior facility, and portion of the fees related to the new facility. Adjusted Income Before Taxes*, Denny's metric for earnings guidance, increased 34.6% to $12.9 million compared with the prior year quarter Adjusted Income Before Taxes* of $9.6 million.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Our franchised-focused business model has enabled us to deliver another solid quarter of financial performance as demonstrated by our year-over-year increases in same-store sales, profitability, and cash flow. Our total debt ratio is now below 2.5x which lowers the interest rate on our term loan by 25 bps. to around 3.0%, based on current rates. Our business model provides financial stability and flexibility while enabling us to continue to return value to shareholders through debt repayment and share repurchases.”

Based on year-to-date results and management's expectations at this time, Denny's is reiterating the Company's financial guidance for full year 2012.

Component	Full Year 2012 Guidance
	Previous**	Current
Franchise Same-Store Sales	1.0% to 3.0%	No Change
Company Same-Store Sales	0.0% to 2.0%	No Change
New System Units	45 - 50 (includes 1 company-owned unit)	No Change
Adjusted EBITDA* ($M)	$80 to $84	No Change
Adjusted Income Before Taxes* ($M)	$45 to $49	No Change
Interest Expense, net ($M)	$12.5 to $13.5 (includes $10.5 to $11.5 of net cash interest expense)	No Change
Cash Capital Expenditure ($M)	$15 to $16	No Change
Cash Taxes ($M)	$3 to $4	No Change
Free Cash Flow* ($M)	$51 to $55	No Change

*	Please refer to the historical reconciliation of net income to Adjusted Income Before Taxes, Adjusted EBITDA, and Free Cash Flow included in the tables below.

**	As announced in First Quarter 2012 Earnings Release on April 30, 2012.

Further Information

Denny's will provide further commentary on the results for the second quarter of 2012 on its quarterly investor conference call today, Tuesday, July 31, 2012 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny's website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny's is the franchisor and operator of one of America's largest full-service restaurant chains, based on number of units. As of June 27, 2012, Denny's had 1,684 franchised, licensed, and company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect our best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company's strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports and other filings, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 28, 2011 (and in the Company's subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact	Liz Brady, ICO
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	6/27/2012	6/29/2011
Revenue:
Company restaurant sales	$91,239	$104,021
Franchise and license revenue	33,492	31,832
Total operating revenue	124,731	135,853
Costs of company restaurant sales	77,743	90,154
Costs of franchise and license revenue	11,386	11,085
General and administrative expenses	14,785	14,092
Depreciation and amortization	5,827	7,234
Operating (gains), losses and other charges, net	(4,009)	(419)
Total operating costs and expenses	105,732	122,146
Operating income	18,999	13,707
Other expenses:
Interest expense, net	2,993	4,901
Other nonoperating expense, net	8,198	268
Total other expenses, net	11,191	5,169
Net income before income taxes	7,808	8,538
Provision for income taxes	3,207	408
Net income	$4,601	$8,130

Net income per share:
Basic	$0.05	$0.08
Diluted	$0.05	$0.08

Weighted average shares outstanding:
Basic	95,637	98,421
Diluted	97,408	100,602

Comprehensive income	$4,869	$8,130

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Two Quarters	Two Quarters
	Ended	Ended
(In thousands, except per share amounts)	6/27/2012	6/29/2011
Revenue:
Company restaurant sales	$185,402	$208,576
Franchise and license revenue	66,067	63,082
Total operating revenue	251,469	271,658
Costs of company restaurant sales	157,698	182,102
Costs of franchise and license revenue	22,698	22,650
General and administrative expenses	30,448	28,231
Depreciation and amortization	11,887	14,422
Operating (gains), losses and other charges, net	(4,174)	(948)
Total operating costs and expenses	218,557	246,457
Operating income	32,912	25,201
Other expenses:
Interest expense, net	7,449	10,594
Other nonoperating expense, net	7,903	1,746
Total other expenses, net	15,352	12,340
Net income before income taxes	17,560	12,861
Provision for income taxes	7,094	607
Net income	$10,466	$12,254

Net income per share:
Basic	$0.11	$0.12
Diluted	$0.11	$0.12

Weighted average shares outstanding:
Basic	95,856	98,700
Diluted	97,651	100,976

Comprehensive income	$11,002	$12,254

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/27/2012	12/28/2011
ASSETS
Current Assets
Cash and cash equivalents	$20,997	$13,740
Receivables, net	13,781	14,971
Assets held for sale	486	2,351
Current deferred tax asset	20,324	15,519
Other	8,491	14,712
	64,079	61,293
Property, net	102,626	112,772
Goodwill	30,476	30,764
Intangible assets, net	49,804	50,921
Noncurrent deferred tax asset	49,137	60,636
Other assets	32,758	34,115
Total Assets	$328,880	$350,501

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of long-term debt	$12,054	$2,591
Current maturities of capital lease obligations	4,368	4,380
Accounts payable	17,035	25,935
Other current liabilities	50,971	54,289
	84,428	87,195
Long-Term Liabilities
Long-term debt, less current maturities	171,000	193,257
Capital lease obligations, less current maturities	16,996	18,077
Other	59,228	61,648
	247,224	272,982
Total Liabilities	331,652	360,177

Shareholders' Deficit
Common stock	1,030	1,027
Paid-in capital	559,160	557,396
Deficit	(507,361)	(517,827)
Accumulated other comprehensive loss, net of tax	(24,277)	(24,813)
Treasury stock	(31,324)	(25,459)
Total Shareholders' Deficit	(2,772)	(9,676)
Total Liabilities and Shareholders' Deficit	$328,880	$350,501

Debt Balances
(In thousands)	6/27/2012	12/28/2011
Credit facility term loan due 2017, net of discount of $0 and $2,251, respectively	$183,054	$195,749
Capital leases and other debt	21,364	22,556
Total Debt	$204,418	$218,305

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In thousands)	6/27/2012	6/29/2011	6/27/2012	6/29/2011
Net income	$4,601	$8,130	$10,466	$12,254

Provision for (benefit from) income taxes	3,207	408	7,094	607
Operating (gains), losses and other charges, net	(4,009)	(419)	(4,174)	(948)
Other nonoperating expense, net	8,198	268	7,903	1,746
Share-based compensation	876	1,176	1,666	2,149

Adjusted Income Before Taxes (1)	$12,873	$9,563	$22,955	$15,808

Interest expense, net	2,993	4,901	7,449	10,594
Depreciation and amortization	5,827	7,234	11,887	14,422
Cash payments for restructuring charges and exit costs	(543)	(747)	(1,324)	(1,453)
Cash payments for share-based compensation	—	(99)	(355)	(99)

Adjusted EBITDA (1)	$21,150	$20,852	$40,612	$39,272

Cash interest expense, net	(2,579)	(4,111)	(6,329)	(9,085)
Cash paid for income taxes, net	(1,152)	(574)	(1,365)	(737)
Cash paid for capital expenditures	(2,443)	(3,084)	(4,279)	(8,854)

Free Cash Flow (1)	$14,976	$13,083	$28,639	$20,596

	Quarter	Quarter	Two Quarters	Two Quarters
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In thousands)	6/27/2012	6/29/2011	6/27/2012	6/29/2011
Share-based compensation	$876	$1,176	$1,666	$2,149
Other general and administrative expenses	13,909	12,916	28,782	26,082
Total general and administrative expenses	$14,785	$14,092	$30,448	$28,231

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA and Free Cash Flow should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In thousands)	6/27/2012		6/29/2011
Company restaurant operations: (2)
Company restaurant sales	$91,239	100%	$104,021	100%
Costs of company restaurant sales:
Product costs	22,702	24.9%	25,613	24.6%
Payroll and benefits	36,617	40.1%	42,419	40.8%
Occupancy	6,222	6.8%	6,793	6.5%
Other operating costs:
Utilities	3,592	3.9%	4,590	4.4%
Repairs and maintenance	1,634	1.8%	1,890	1.8%
Marketing	3,389	3.7%	3,971	3.8%
Legal settlements	71	0.1%	(14)	—%
Other	3,516	3.9%	4,892	4.7%
Total costs of company restaurant sales	$77,743	85.2%	$90,154	86.7%
Company restaurant operating margin (3)	$13,496	14.8%	$13,867	13.3%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$20,874	62.3%	$19,926	62.6%
Initial and other fee revenue	1,003	3%	708	2.2%
Occupancy revenue	11,615	34.7%	11,198	35.2%
Total franchise and license revenue	$33,492	100%	$31,832	100%

Costs of franchise and license revenue
Direct franchise costs	$2,681	8%	$2,427	7.6%
Occupancy costs	8,705	26%	8,658	27.2%
Total costs of franchise and license revenue	$11,386	34%	$11,085	34.8%
Franchise operating margin (3)	$22,106	66%	$20,747	65.2%

Total operating revenue (1)	$124,731	100%	$135,853	100%
Total costs of operating revenue (1)	89,129	71.5%	101,239	74.5%
Total operating margin (1)(3)	$35,602	28.5%	$34,614	25.5%

Other operating expenses: (1)(3)
General and administrative expenses	$14,785	11.9%	$14,092	10.4%
Depreciation and amortization	5,827	4.7%	7,234	5.3%
Operating gains, losses and other charges, net	(4,009)	(3.2)%	(419)	(0.3)%
Total other operating expenses	$16,603	13.3%	$20,907	15.4%

Operating income (1)	$18,999	15.2%	$13,707	10.1%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Two Quarters		Two Quarters
	Ended		Ended
(In thousands)	6/27/2012		6/29/2011
Company restaurant operations: (2)
Company restaurant sales	$185,402	100%	$208,576	100%
Costs of company restaurant sales:
Product costs	46,235	24.9%	51,248	24.6%
Payroll and benefits	74,370	40.1%	86,615	41.5%
Occupancy	11,996	6.5%	13,653	6.5%
Other operating costs:
Utilities	7,306	3.9%	8,979	4.3%
Repairs and maintenance	3,322	1.8%	3,732	1.8%
Marketing	6,924	3.7%	7,812	3.7%
Legal settlements	169	0.1%	63	—%
Other	7,376	4%	10,000	4.8%
Total costs of company restaurant sales	$157,698	85.1%	$182,102	87.3%
Company restaurant operating margin (3)	$27,704	14.9%	$26,474	12.7%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$41,401	62.7%	$39,220	62.2%
Initial and other fee revenue	1,439	2.2%	1,613	2.6%
Occupancy revenue	23,227	35.1%	22,249	35.2%
Total franchise and license revenue	$66,067	100%	$63,082	100%

Costs of franchise and license revenue
Direct franchise costs	$5,270	8%	$5,432	8.6%
Occupancy costs	17,428	26.4%	17,218	27.3%
Total costs of franchise and license revenue	$22,698	34.4%	$22,650	35.9%
Franchise operating margin (3)	$43,369	65.6%	$40,432	64.1%

Total operating revenue (1)	$251,469	100%	$271,658	100%
Total costs of operating revenue (1)	180,396	71.7%	204,752	75.4%
Total operating margin (1)(3)	$71,073	28.3%	$66,906	24.6%

Other operating expenses: (1)(3)
General and administrative expenses	$30,448	12.1%	$28,231	10.4%
Depreciation and amortization	11,887	4.7%	14,422	5.3%
Operating gains, losses and other charges, net	(4,174)	(1.7)%	(948)	(0.3)%
Total other operating expenses	$38,161	15.2%	$41,705	15.4%

Operating income (1)	$32,912	13.1%	$25,201	9.3%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Two Quarters	Two Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	6/27/2012	6/29/2011	6/27/2012	6/29/2011
Company Restaurants	0.0%	2.6%	0.4%	0.6%
Franchised Restaurants	0.9%	1.8%	1.8%	0.0%
System-wide Restaurants	0.8%	2.0%	1.6%	0.2%

Company Restaurant Sales Detail
Guest Check Average	1.7%	1.2%	2.0%	0.5%
Guest Counts	(1.6)%	1.4%	(1.6)%	0.1%

	Quarter	Quarter	Two Quarters	Two Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
(In thousands)	6/27/2012	6/29/2011	6/27/2012	6/29/2011
Company Restaurants	$484	$463	$954	$915
Franchised Restaurants	$354	$349	$703	$688

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 3/28/12	197	1,483	1,680
Units Opened	0	9	9
Units Refranchised	(17)	17	0
Units Closed (Including Units Relocated)	(3)	(2)	(5)
Net Change	(20)	24	4
Ending Units 6/27/12	177	1,507	1,684

Equivalent Units
Second Quarter 2012	188	1,493	1,681
Second Quarter 2011	224	1,442	1,666
	(36)	51	15

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/28/11	206	1,479	1,685
Units Opened	0	15	15
Units Refranchised	(23)	23	0
Units Closed (Including Units Relocated)	(6)	(10)	(16)
Net Change	(29)	28	(1)
Ending Units 6/27/12	177	1,507	1,684

Equivalent Units
Year-to-Date 2012	194	1,487	1,681
Year-to-Date 2011	228	1,436	1,664
	(34)	51	17